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                                                                    Exhibit 99.1

Airborne Announces Sale of 5.75% Convertible Senior Notes due 2007

SEATTLE, March 19

Airborne, Inc. (NYSE: ABF) announced today that it has agreed to sell 5.75% Convertible Senior Notes due April 1, 2007 in a private offering resulting in gross proceeds of approximately $125 million. Airborne has also granted one of the initial purchasers an overallotment option to purchase up to an additional $25 million aggregate principal amount of notes. Airborne stated that it intends to use the net proceeds of the sale of the notes for repayment of Airborne Express, Inc.'s $100 million of 8.875% Notes due December 15, 2002 at their stated maturity, and for general corporate purposes.

The notes will bear interest at a rate of 5.75% per annum and will mature on April 1, 2007.

The notes will be convertible into shares of Airborne's common stock, at the option of the holder, at a conversion rate of 42.7599 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of $23.39 per share, which represents a 24% premium over the last reported sale price of Airborne's common stock on March 19, 2002.

The offering is being made only to qualified institutional buyers.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement: Airborne's statements in this press release that are not historical facts, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Airborne's intention to consummate the sale of the notes and its intended use of proceeds. The closing of the sale of the notes is subject to customary conditions. There can be no assurance that Airborne will complete the sale of the notes. In addition, Airborne's business is subject to the risks described in Airborne's filings with the Securities and Exchange Commission.

CONTACT: Lanny Michael, CFO of Airborne, Inc., 206-281-1003.